Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "SMARTE SOLUTIONS, INC.", FILED IN, THIS OFFICE ON THE THIRTIETH DAY OF JANUARY, A.D. 2003, AT 3:30 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

3325919  8100 03006534

Harriet Smith Windsor, Secretary of State

AUTHENTICATION: 2235644

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

FILED  03:30 PM 01/30/2003

030065347  - 3325919

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF SMARTE SOLUTIONS, INC.

Smarte Solutions, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law") hereby certifies that:

FIRST. The Certificate of Incorporation of this Corporation was originally filed with the Secretary of. State of Delaware on December 6, 2000. The Certificate of Incorporation was subsequently amended by Certificates of Amendment filed with the Secretary of State of Delaware on October 29, 2001 and October 3,2002. It is hereby amended and restated pursuant to Section 228 and Section 245 of the General Corporation Law. All amendments to the Certificate of Incorporation reflected herein (this "Restated Certificate") have been duly adopted by the Board of Directors and stockholders of this Corporation in accordance with the provisions of such Sections. As required by Section 228 of the General Corporation Law, the Corporation has given prompt written notice of the amendments reflected herein to all stockholders who did not consent in writing to these amendments,

SECOND. The Certificate of Incorporation of this Corporation shall be amended and restated to read in full as follows:

ARTICLE I.

The name of the corporation is Smarte Solutions, Inc.

ARTICLE II.

The address of the Corporation's registered office in the State of Delaware is 15 East North Street, City of Dover, County of Kent, 19901. The name of its registered agent at such address is Incorporating Services, Ltd.

ARTICLE III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law.

ARTICLE IV.

Classes of Stock. The Corporation is authorized to issue two (2) classes of capital stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of capital stock that this Corporation is authorized to issue is 40,000,000 shares. 30,000,000 shares shall be Common Stock, par value $0.001 per share, and 10,000,000 shares shall be Preferred Stock, par value S0.001 per share. The Preferred Stock (as defined herein) shall be divided into series.  The only series shall consist of 10,000,000 shares which shall be designated as "Series A Preferred Stock" (the "Series A Preferred Stock").

The Corporation may from time to time in accordance with the laws of the State of Delaware increase or decrease the authorized amount of its Common Stock (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation (voting together on an as converted basis) if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Restated Certificate, to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them and to increase or decrease the number of shares of any series prior or subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

The relative powers, preferences, special rights, qualifications, limitations and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof are as follows:

1.  Dividends.

(a) Subject to the right of any series of Preferred Stock that may from time to time come into existence, the holders of Series A Preferred Stock, in preference to the holders of any other capital stock of the Corporation ("Junior Stock"), shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of 8% per share per annum, computed on the basis of a 365-day year (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). Such dividends shall be non-cumulative.

(b) So long as any snares of Series A Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made on any, nor shall any shares of any Junior Stock of the Corporation be purchased, repurchased, redeemed, retired or otherwise acquired for value by the Corporation or any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization or other entity (collectively, a "Person"") that the Corporation owns or controls at least a majority of the voting shares or voting equity interests of, directly or indirectly ("Subsidiaries") (except for acquisitions of Common Stock by the Corporation pursuant to agreements with employees, advisors, consultants or service providers that permit the Corporation to repurchase such shares upon termination of services to the Corporation or exercise of the Corporation's right of first refusal upon a proposed transfer) until all dividends (set forth in Section l(a) above) on the Series A Preferred Stock shall have been paid. In the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property), no dividend shall be paid on any Junior Stock at a rate greater than the rate at which dividends are paid on a. Series A Preferred Stock.

2. Liquidation Rights,

(a) Preference. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each, a "Liquidation Event"), before any distribution or payment shall be made to the holders of any Junior Stock, subject to the rights of any series of Preferred Stock that may from time to time come into existence, (i) each holder of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation, an amount in cash per share equal to the sum of $0.50 for each outstanding share of Series A Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the "Initial Series A Issuance Price"), and an amount equal to all declared but unpaid dividends on such shares (collectively, the "Liquidation Preference"), If, upon any Liquidation Event, the assets of the Corporation shall be insufficient to make payment in full to all holders of Preferred Stock of the Liquidation Preference, subject to the rights of any series of Preferred Stock that may from time to time come into existence, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive,

(b) Remaining Assets. After the payment of the full Liquidation Preference as set forth in Section 2(a) above and any other distribution that may be required with respect to any series of Preferred Stock that may from time to time come into existence, the assets of the Corporation legally available for distribution, if any, shall be distributed: ratably to the holders of the Common Stock on an as converted basis.

(c) Additional Liquidation Events. The term "Liquidation Event" shall include any consolidation or merger of the Corporation with or into any other corporation or other entity or Person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger, reorganization, or any similar corporate transaction, own less than fifty percent (50%) of the Corporation's voting power immediately after such consolidation, merger or reorganization (each, an "Acquisition").

(d) Valuation of Consideration. If the consideration received by the Corporation is other than cash in connection with any of the events set forth above, its value will be deemed its fair market value ("Fair Market Value") as determined in good faith by the Board of Directors. Fair Market Value of any securities shall be determined as follows:

(i)       Securities not subject to  investment letter or other similar restrictions on free marketability covered by (ii) below:

(A)      If traded on a securities exchange or through the Nasdaq

Stock Market System, the Fair Market Value shall be deemed to be the average of the closing prices of the securities on such exchange or quotation system as of 4:00 p.m. New York time, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all exchanges as of 4:00 p.m.. New York time, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the Nasdaq Stock Market System as of 4:00 p.m,, New York time, or, if on any day such security is not quoted in the Nasdaq Stock Market System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated or any similar successor organization, in each such case averaged over a period of thirty (30) days consisting of the business day as of which Fair Market Value is being determined and the twenty-nine (29) consecutive business days prior to such day,

(B)      If at any time such security is not listed on any securities exchange or quoted in the Nasdaq Stock Market System or the over-the-counter market, the Fair Market Value shall be the fair value thereof, as determined by the Board of Directors and the holders of at least a majority of the-voting power of the then-outstanding shares of Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation's Board of Directors and holders of at least a majority of the voting power of the then-outstanding Preferred Stock. The determination of the appraiser shall be final and binding upon the parties and the Corporation shall pay the fees and expenses of "such appraiser.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate of the issuer of such securities) shall be to make an appropriate discount from the market value determined as above in (i) (A) or (B) to reflect the approximate Fair Market Value thereof, as determined by the Board of Directors.

(e) Notice of Liquidation Event The Corporation shall give each record holder of Preferred Stock written notice of any impending Liquidation Event no later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such Liquidation Event, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Event. The first of such notices shall describe the material terms and conditions of the impending Liquidation Event (including, without limitation, the amount of proceeds to be paid to each share in connection with the Liquidation Event) and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The Liquidation Event shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than twenty (20) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of Preferred Stock and that are entitled to such notice rights or similar notice rights.

(f) Effect of Noncompliance. In the event the requirements of Section 2(e) are not complied with, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(e) hereof.

3. Conversion.

The holders of Series A Preferred Stock shall have the following conversion rights (the '''Conversion Rights");

(a) Optional Conversion. At any time and from time to time after the issuance of such shares, each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at the principal corporate office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined, with respect to each share of Series A Preferred Stock, by dividing the Initial Series A Issuance Price by the Series A Conversion Price (as defined herein) in effect on the date the certificate is surrendered for conversion. The initial Series A conversion price per share for the Series A Preferred Stock (the "Series A Conversion Price") shall be the Initial Series A issuance Price; provided, however, that the Series A Conversion Price shall be subject to adjustment as set forth in Section 3(d) below.

(b) Automatic Conversion. Each share of Series A Preferred .Stock shall automatically be converted by the Corporation into shares of Common Stock at the Series A Conversion Price at the time in effect immediately upon the Corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act").

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 3(a) above and upon the occurrence of the events specified in Section 3(b) above, as the case may be, such holder shall surrender the certificate or certificates therefor, duly endorsed, (or deliver a customary affidavit of loss with indemnity) at the principal corporate office of the Corporation or of any transfer agent for the Series A Preferred Stock, and in the case of Section 3(a) above shall give written notice to the Corporation at its principal corporate offices, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued; provided, however, that any failure by a holder to comply with these provisions shall not have any effect on the automatic conversion of such holder's shares, which shall in any event convert in accordance with Section 3(b) above. The Corporation shall, as soon as practicable thereafter, pay all accrued and unpaid dividends on such shares of Preferred Stock and issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. The issuance of certificates for shares of Common Stock upon conversion of the Preferred Stock shall be made without charge to the holders of Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of the Common Stock; provided, however, that the Corporation shall not be responsible for the payment of any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so conveyed were registered. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. The Corporation shall not close its books against the transfer of Preferred Stock or of shares of Common Stock issued or issuable upon conversion of the Preferred Stock in any manner which interferes with the timely conversion of the Preferred Stock. Upon conversion of each share of Preferred Stock, the Corporation shall take all such actions as are necessary in order to ensure that the shares of Common Stock issuable with respect to the conversion shall be validly issued, fully paid and nonassessable, and are free and clear of all liens, taxes, charges or encumbrances with respect to the issuance thereof.

(d)      Adjustments to the Conversion Prices for Certain Dilutivc Issuances

(i)-      Special Definitions.     For purposes of this  Section 3(d), the following definitions apply:

            (A)      "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section 3(d)(iii), deemed to be issued) by the Corporation after the date on which the first shares of Series A Preferred Stock were issued (the "Initial Series A Issuance Date"), other than:

(1)      shares of Common Stock issued or issuable upon conversion of shares of S eries A Preferred Stock;

(2)      shares of Common Stock issued or issuable to

officers, directors or employees of, or consultants to, the Corporation pursuant to stock option or stock purchase plans or agreements on terms approved by a majority of the Board of Directors;

                                                          (3)      shares of Common Stock issued or issuable in connection with bona fide, arms' length bank financings, corporate partnering transactions, equipment leases or acquisitions of businesses or intellectual property rights on terms approved by a majority of the Board of Directors;

(4)      shares of Common Stock issued or issuable as a dividend or distribution on Series A Preferred Stock;

(5)       securities offered by the Corporation to the public pursuant to a Registration Statement filed under the Securities Act;

(6)      securities issued pursuant to the acquisition of

another corporation or entity by the Corporation by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Corporation acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity;

(7)       securities for which adjustment of the Series A Conversion Price has previously been made pursuant to Section 3(d)(iv);

                                                          (8)      securities issued pursuant to the purchase, merger or other acquisition of or combination with Bit-Arts, Limited, a company registered in England and Wales; and

 (9)       Series 6 Preferred Stock issued pursuant to the next round of Corporation financing and upon any conversion of such Series B Preferred Stock.

(B)      "Convertible Securities"  shall  mean any evidences  of indebtedness, shares (other than Common Stock and Series A Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

,

(C) "Qptions" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities other man stock options or similar stock purchase rights described in Section 3(d)(i)(A)(2).

(ii) No Adjustment of Conversion Prices. Any provision herein to -the contrary notwithstanding, no adjustment in the Series A Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 3(d)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series A Conversion Price in effect on the date of and immediately prior to, such issue.

(iii)     Deemed Issuance of Additional Shares of Common Stock.   In

the event the Corporation at any time or from time to time after the Initial Series A Issuance Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date, provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A)     no further adjustments in the applicable Conversion Price

shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B)      if such Options or Convertible Securities by their terms

provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the applicable Conversion Price shall effect Common Stock previously issued upon conversion of the Preferred Stock); and

                                              C)      no readjustment pursuant to clause (A) or (B) above shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (a) the applicable Conversion Price on the original adjustment date or (b) the applicable Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation at any time after the Initial Series A Issuance Date shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(d)(iii)) without consideration or for consideration per share less than the Series A Conversion Price in effect on the date of and immediately prior to such issue, then the Series A Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by  multiplying the Series A Conversion Price then in effect; by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Series A Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all Convertible Securities had been fully converted into shares of Common Stock and any outstanding Options bearing an exercise price which is lower than the price at which the Additional Shares of Common Stock were issued had been fully exercised (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date.

(v) Determination of Consideration. For purposes of this Section 3(d), the consideration received by the Corporation in connection with the issuance of any Additional Shares of Common Stock shall be computed as follows:

(A)     Cash and Property. Such consideration shall:

(1)      insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

(2)      insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined by the Board of Directors; and

(3)      in the event Additional Shares of Common Stock

are issued together with other shares or securities or other assets of the Corporation for consideration which covers both cash and property, be the proportion of such consideration so, computed as provided in clauses (1) and (2) above, as determined by the Board of Directors.

(B)      Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(d)(iii) relating to Options and Convertible Securities shall be determined by dividing:

(1)      the total amount, if any, received or receivable by

the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2)      the maximum number of shares of Common Stock

(as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time after the Initial Series A Issuance Date effect a subdivision (by any stock split or otherwise) of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the applicable Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time after the Initial Series A Issuance Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the applicable Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f)       Adjustment for Common Stock Dividends and Distributions.   If the Corporation at any time after the Initial Series A Issuance Date declares, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the applicable Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Conversion Price shall be adjusted pursuant to this Section to reflect the actual payment of such dividend or distribution.

(g)      Adjustment for Reclassification, Exchange and Substitution. If at any

time after the Series A Issuance Date, the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition) or subdivision, combination, or reorganization provided for elsewhere in this Section 3, in any such event each holder of Preferred Stock shall have the right thereafter to convert such stock into the land and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Preferred Stock could nave been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(h)      Reorganizations, Mergers or Consolidations.   If at any time after the

Initial Series A Issuance Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Corporation with or into another corporation or another entity or Person (other than an Acquisition) as a part of such capital reorganization, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise to which a holder of Common Stock, deliverable upon conversion thereof would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof, In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of Preferred Stock after the capital reorganization to the end that the provisions of this Section 3 (including adjustment of the applicable Preferred Stock Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(i) Adjustment Threshold and Recording. No adjustment in a Conversion Price need be made if such adjustment would result in a change in a Conversion Price of less than $0.01.

(j) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other Persons, evidences of indebtedness issued by the Corporation or other Persons, or assets of the Corporation (excluding cash dividends), then in each such case for the purpose of this Section, the holders of me Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(k) No Impairment. The Corporation will not, by amendment of this Restated Certificate or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all tunes in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Stock against impairment.

(l) No Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock which the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

: : (m) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price, as the case may be, pursuant to this Section 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based

(n) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(o) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock.

4. Voting Rights.

(a) General. Except as otherwise provided herein or required by law, the Preferred Stock shall be voted equally with the shares of the Common Stock of the Corporation and not as a separate class, and may act by written consent in the same manner as the Common Stock, with each holder of shares of Preferred Stock entitled to the number of votes as shall be equal to the number of shares of Common Stock into which such holder's aggregate number of shares of Preferred Stock are convertible pursuant to Section 3 immediately after the close of business on the record date for the determination of the stockholders entitled to vote on such or, if no such record date is established, at the date such vote is taken. Each holder of Preferred Stock shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula shall be rounded to the nearest whole number (with one-half (1/2) rounded upward to one (1)),

(b) Series A Protective Provisions. For so long as the holders of Series A Preferred Stock own at least 50% of the shares of Series A Preferred Stock held by them as of February 1, 2003 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of
Series A Preferred Stock:

(i) any action which results in the redemption or repurchase of any shares of Junior Stock (other than pursuant to agreements with employees, advisors, consultants or service providers, in effect on the date hereof, giving the Corporation the right to repurchase shares of capital stock upon the termination of services or in the exercise of the Corporation's right of first refusal);

(ii) any action that results in the payment or declaration of any dividend or distribution on any of its capital stock or other equity securities (other than the Preferred Stock, pursuant to the terms of this Restated Certificate);

(iii) any voluntary dissolution, liquidation or winding-up of the Corporation or other discontinuance of the business of the Corporation; or

(iv) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred Stock.

(c) Election of Directors. The holders of the Common Stock, voting as a separate class, shall be entitled to elect three (3) members) of the Corporation's Board of Directors at each meeting or pursuant to each consent of the Corporation's stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director. The holders of the Series A Preferred Stock voting as a separate series, shall be entitled to elect one (1) member of the Corporation's Board of Directors at each meeting or pursuant to each consent of the Corporation's stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director. The holders of Common Stock and Series A Preferred Stock, voting together, shall be entitled to elect all remaining members of the Board of Directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(d) Termination of Voting Rights. This Section 4 shall automatically terminate upon the consummation of a Qualified Public Offering,

5. Common Stock.

(a) Dividend Rights. Subject to the provisions of Section 1, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

(b) Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2.

(c)      Redemption. The Common Stock is not redeemable.

(d) Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V.

The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Restated Certificate,

Subject to any provisions of this Restated Certificate, the Board of Directors of the Corporation is expressly authorized from time to time to make, alter or repeal any of the Bylaws of the Corporation; provided, however, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the percentage of holders of capital stock as provided therein.

ARTICLE VI.

Elections of directors need not be by written ballot unless otherwise provided in the

Bylaws of the Corporation.

ARTICLE VII.

1. To the fullest extent permitted by the General Corporation Law, as me same exist or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director's duty of loyalty to this Corporation or its stockholders; (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended, after approval by the stockholders of this Article VII, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

2. The Corporation shall indemnify to the fullest extent permitted by law any Person made or threatened to be made a party to an action, or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

3. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Restated Certificate inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision,

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The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation's Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed by an authorized officer of the Corporation effective this 31st day of January, 2003,

SMARTE SOLUTIONS, INC.

By:     /s/ Michael Shapiro.

Michael Shapiro, Chief Executive Officer